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                                                                      EXHIBIT 99

DATE:  November 18, 1999

C.H. Robinson Worldwide, Inc.
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John Wiehoff, sr. vice president and chief financial officer     (612) 937-6755
Chad Lindbloom, controller                                       (612) 937-7779
Angie Freeman, media relations                                   (612) 937-7847


FOR IMMEDIATE RELEASE
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             C.H. ROBINSON WORLDWIDE TO ACQUIRE AMERICAN BACKHAULERS

     MINNEAPOLIS, Nov. 18 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq: CHRW), today announced that it has reached an agreement to acquire all of the ongoing operations and certain assets of American Backhaulers, Inc. ("ABH") for $100 million in cash and approximately $36 million in newly-issued C.H. Robinson stock. The agreement is subject to certain customary closing conditions, including regulatory approval. Closing of the acquisition is expected to occur on December 31, 1999.

     ABH is a privately held, third-party transportation provider. Like C.H. Robinson, it is non-asset-based. ABH's financial performance for the first nine months of 1999 generated gross revenues of approximately $211.2 million, net revenues of approximately $38.3 million and adjusted operating income of approximately $9.5 million. Operating income has been adjusted primarily for contractual changes to compensation of ABH management.

     ABH primarily provides over-the-road transportation services, currently serving approximately 5,700 customers throughout the United States. ABH has approximately 525 employees, most of whom are located at the ABH headquarters in Chicago, Illinois. ABH also has smaller offices in Cary, Illinois; Columbus, Ohio; Atlanta, Georgia; Minneapolis, Minnesota; Chesterfield, Missouri; and Blacksburg, Virginia. Following the acquisition, ABH will operate as the ABH division of C.H. Robinson Company.

     "This is a premier company. ABH brings to the table all four strengths we look for in a company--excellent people, solid customer and carrier relationships, and a focus on technology," said John Wiehoff, C.H. Robinson senior vice president and chief

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C.H. Robinson Worldwide, Inc.
November 18, 1999
Page 2 of 3


financial officer. "Along with a strong track record of growth, ABH has a company culture which will mesh well with Robinson's. We both emphasize entrepreneurialism and a drive to be the best service provider in the industry. We love their business philosophy and feel it's a good fit with our own."

     Wiehoff continued, " We're in a consolidating industry with ever-increasing service expectations. Together, Robinson and ABH will be able to continue meeting those expectations, as well as capitalize on collective growth opportunities. We believe combining our resources will significantly increase our abilities to serve our customers and carrier network."

     Paul Loeb, age 42, president of ABH, founded the company in 1981. Loeb and other ABH key executive personnel, including executive vice president Jeff Silver, 37, and vice president John Thompson, 35, will assume management positions with C.H. Robinson and the ABH division. C.H. Robinson vice president Rob Pierson, 33, will join the ABH division management team and assist with the integration efforts.

     "As our industry changes, we believe joining C.H. Robinson will bring our customers and carriers the benefits of continued personalized attention combined with greater organizational resources and capacity," said Loeb. "We're excited about sharing our tools and technology with the entire Robinson network."

     Founded in 1905, C.H. Robinson Worldwide, Inc., has gross revenues of approximately $2 billion and is a global provider of multimodal transportation services, logistics solutions and fresh produce sourcing, operating through a network of 131 offices in the United States, Canada, Mexico, Europe, and South America. In North America, C.H. Robinson is one of the largest third-party logistics companies and maintains the single largest network of motor carrier capacity through contracts with more than 19,000 motor carriers. The company is one of the largest third-party providers of intermodal services in the United States. C.H. Robinson Worldwide, Inc., headquarters is in Eden Prairie, Minnesota. For more information about C.H. Robinson Worldwide, visit www.chrobinson.com. For more information about American Backhaulers, visit www.backhaulers.com.

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C.H. Robinson Worldwide, Inc.
November 18, 1999
Page 3 of 3

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that are dependent on certain risks and uncertainties including, but not limited to such factors as market demand, pricing, risks associated with operations outside of the U.S., changing economic conditions, the effect of the company's accounting policies, and other risk factors detailed under "Cautionary Statement" in Exhibit 99 to C.H. Robinson's Annual Report on Form 10-K filed on March 26, 1999. Such forward-looking statements are based on the belief of the management of C.H. Robinson as well as on assumptions made by and information currently available to it at the time such statements were made. Such forward-looking statements relate to, among other things, (i) the expected closing date of the acquisition and (ii) the anticipated benefits of the acquisition. Actual results could differ materially from those projected in the forward-looking statements as a result of (i) unexpected delays in obtaining regulatory approvals; (ii) the inability of either C.H. Robinson or American Backhaulers to satisfy the conditions to the consummation of the acquisition; (iii) unforeseen difficulties in integrating the operations of American Backhaulers, or (iv) unanticipated negative reaction to the proposed transaction by customers or suppliers.

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